Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-191520, 333-191521, 333-196198 and 333-205903 on Form S-8 and in Registration Statement No. 333-196374 on Form S-3 of Cancer Genetics, Inc. and subsidiaries of our report dated March 10, 2016, relating to our audits of the consolidated financial statements appearing in the Annual Report on Form 10-K of Cancer Genetics, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ RSM US LLP

New York, New York
March 10, 2016